Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 28, 2025, relating to the consolidated financial statements of Fold Holdings, Inc. (f/k/a FTAC Emerald Acquisition Corp.) as of December 31, 2024 and 2023 and for the years then ended.

/s/ WithumSmith+Brown, PC

New York, New York

April 23, 2025